EXHIBIT 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BostonFed Bancorp, Inc.:

     We consent to the incorporation by reference in the Registration Statement on Form S-4 of Banknorth Group, Inc. of our report dated March 5, 2004, with respect to the consolidated balance sheets of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of BostonFed Bancorp, Inc., and to the reference to our firm under the heading “Experts” in the Registration Statement. Our report refers to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.

/s/ KPMG LLP

Boston, Massachusetts
October 5, 2004